EXHIBIT 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation in this Registration Statement of Aftermarket Enterprises, Inc. on Form SB-2/A of our report dated March 1, 2007, for the period from August 4, 2006 (date of inception) to December 31, 2006, and to all references to our firm included in this Registration Statement.

/s/ Child, Van Wagoner & Bradshaw, PLLC
Child, Van Wagoner & Bradshaw, PLLC
July 19, 2007
Salt Lake City, Utah